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                                                                    Exhibit 99.1

CHRYSALIS ANNOUNCES ACQUISITION BY PHOENIX
INTERNATIONAL LIFE SCIENCES INC. AND QUARTERLY EARNINGS

RARITAN, N.J., Nov. 18 /PRNewswire/ -- Chrysalis International Corporation (Nasdaq: CRLS NEWS) announced today that it has executed an agreement with Phoenix International Life Sciences Inc. (Toronto; Montreal: PHX) providing for Phoenix to acquire all of the outstanding shares of Chrysalis, subject to receipt of certain regulatory approvals, receipt of the approval of Chrysalis' shareholders and satisfaction of certain other closing conditions, some of which conditions are beyond the parties' control. Chrysalis anticipates that the agreement will be submitted for approval to Chrysalis' shareholders in the first quarter of 1999.

Phoenix is one of the world's largest contract research organizations (CRO) providing a wide spectrum of clinical, analytical, preclinical, drug discovery support and ancillary services to the pharmaceutical and biotechnology industries.

The transaction contemplates the issuance of Phoenix common shares in an aggregate value of US $8.29 million and the assumption by Phoenix of Chrysalis' debt of which approximately $10.5 million will be retired at closing. In order to issue Phoenix common shares, Phoenix has agreed to register its common shares for a listing on Nasdaq's National Market System. In the event such listing is not obtained, the aggregate consideration for the merger would convert to $8.29 million cash. The per share consideration for this transaction based on outstanding shares and options as of September 30, 1998 is approximately $0.71. Phoenix intends to file a registration statement with the Securities and Exchange Commission covering the Phoenix common shares to be issued in the transaction. The offering of Phoenix common shares will only be by means of the registration statement and related prospectus.

Because based on third quarter financial results, Chrysalis was in default under its senior secured loan agreement, Chrysalis and the lender have executed a forbearance agreement under which the lender has agreed not to exercise its rights and remedies with respect to such current defaults under certain conditions until March 31, 1999. In connection with the forbearance agreement, Phoenix granted to the lender a guarantee of Chrysalis' debt and a pledge of cash collateral in an amount sufficient to cover all principal payments and one month's interest to secure such guarantee, and the lender waived

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the principal payment due in December, 1998. In connection with such guarantee by Phoenix, Phoenix obtained from the lender an option to purchase Chrysalis' debt.

Chrysalis has completed several large global Phase II-IV studies, but recently experienced financial difficulties after its largest global project was canceled when the sponsor elected to suspend development of the compound after Chrysalis had incurred significant costs to develop and maintain clinical infrastructure to service this and other anticipated contracts. The agreement between Chrysalis and Phoenix provides that Chrysalis downsize and consolidate certain clinical operations into Phoenix. This will be commenced immediately by Chrysalis with the expenses of such action to be accrued prior to acquisition by Phoenix International. This downsizing and consolidation is expected to be completed shortly after acquisition. The combination of the two companies will also result in a substantial reduction in Chrysalis' corporate overhead expenses. Chrysalis' combined preclinical and transgenics businesses are profitable and will not be affected by any consolidation activities.

Chrysalis' preclinical subsidiaries in Lyon, France and Scranton, Pennsylvania as well as its transgenic services subsidiary in Princeton, New Jersey will be unaffected by these consolidation activities in the clinical business.

In the time between this announcement and closing of the transaction, Phoenix and Chrysalis will work closely together to ensure that ongoing clinical studies are properly handled and to prepare for the integration of Chrysalis' remaining clinical operations into Phoenix's existing Phase II-IV clinical research infrastructure.

Key management and staff in each of Chrysalis' preclinical, transgenics and Phase II-IV clinical research operations in Mannheim, Germany, Eastern Europe and Israel are expected to be unaffected by consolidation activities.

Phoenix was advised by Pennsylvania Merchant Group and Chrysalis was advised by Vector Securities International. Vector Securities International issued an opinion that the transaction was fair from a financial point of view to Chrysalis' shareholders.

In addition, Chrysalis today reported financial results for the third quarter ended September 30, 1998.

Net revenues for the third quarter ended September 30, 1998 were $8.8 million, as compared to $10.6 million for the same period of 1997. The net loss for the third quarter was $2.9 million or $0.25 per share compared to a net loss of $93,000 or $0.01 per share for the same period in 1997.

Net revenues for the nine months ended September 30, 1998 were $28.8 million compared to $30.7 million for the same period in 1997. For the nine months ended September 30, 1998, Chrysalis reported a net loss of $6.7 million or $0.58 per share compared to a net loss of $1.4 million or $0.12 per share for the same period in 1997.

Additionally, Chrysalis reported a cash position of $4.1 million, restricted cash of $4.7 million (representing amounts owed under the senior debt), short-term debt (including amounts owed under the senior debt) of $8.5 million and long-term debt of $5.9 million.

The ability of Chrysalis to meet ongoing debt service requirements, to meet cash funding requirements and to otherwise satisfy its obligations to vendors and lenders from cash solely provided


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by operations has been adversely affected by significant losses from clinical operations. Cash and cash equivalents (which was $4.1 million at September 30, 1998) and cash provided by operations is expected to fund certain of these cash requirements. Chrysalis' preclinical and transgenics businesses working capital requirements are being funded with cash from preclinical and transgenics operations. In addition, as a result of the guarantee and pledge by Phoenix, Chrysalis believes that it will have sufficient cash to fund operations until March 31, 1999, which is after the expected closing date of the Phoenix transaction. However, Chrysalis' cash will be expended in accordance with the terms of the Merger Agreement for operations, planned capital expenditures, and costs associated with downsizing, and consolidation of clinical operations.

As a result of these issues, Chrysalis must consummate the transaction with Phoenix in a timely manner. If Chrysalis cannot consummate the transaction by March 31, 1999, it is the intention of Chrysalis to pursue other financings, transactions, or other alternatives. There is no assurance that other strategies will be successful.

Chrysalis is a provider of drug development services including transgenic discovery research, preclinical and clinical services. The Company provides services to over 250 pharmaceutical and biotechnology industry clients in 26 countries.

Except for the historical statements contained herein, the statements made in this release are forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements, include, among others, the success in obtaining the necessary regulatory and stockholder approvals for the consummation of the transaction with Phoenix, the satisfaction of the other closing conditions (some of which are beyond the parties' control), the consummation of the transaction with Phoenix, delays or unanticipated costs incurred in connection with the planned shut-downs and consolidations; the degree of Chrysalis' success in obtaining new contracts, the scope and duration of new clinical trials and preclinical studies, the loss or downsizing of, or delay in, existing drug development trials; the lengthening of the lead time to convert proposal into contracts and revenues; Chrysalis' exposure to cost overruns under fixed-price contracts; Chrysalis' dependence on certain clients, especially its larger clients, and on the pharmaceutical and biotechnology industries; adverse trends in the regulatory environment, including health care reform measures; unanticipated costs in connection with the Year 2000 conversion; failure to retain key management personnel; competition and consolidation in the drug development services industry; liability for negligence or errors and omissions arising out of drug development trials; foreign exchange rate fluctuations, the ability to obtain future financing; and the costs associated with dispositions or integrating future acquired businesses. In addition, the Chrysalis' quarterly operating results will continue to be subject to variation depending upon factors such as those discussed above as well as foreign exchange rate fluctuations and the costs associated with integrating the preclinical and clinical businesses. Additional information, including risks and uncertainties, that also could cause actual results to materially differ from those in forward-looking statements is contained in Chrysalis International Corporation's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  Consolidated Summary Statements of Operations
                   (In thousands except share data/unaudited)*


                               For the three months          For the nine months
                               ended September 30,          ended September 30,
                               1998           1997          1998           1997



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

Net Revenues                    $8,799        10,623        28,764       3O,674

Operating Expenses:
Direct costs                     7,832         7,423        23,646       21,545
General, administrative
  and marketing                  2,924         3,123         9,257        8,973
Depreciation and
  amortization                     522           708         1,529        2,001
                                11,278        11,254        34,432       32,519

Loss from operations            (2,479)         (631)       (5,668)      (1,845)
Other income
  (expense), net                  (315)          579          (812)         524

Net loss before
income taxes                    (2,794)          (52)       (6,480)      (1,321)

Income tax expense                 (86)          (41)         (205)         (81)

Net loss                       $(2,880)          (93)       (6,685)      (1,402)

Net loss per share             $ (0.25)        (0.01)        (0.58)       (0.12)


Shares used in
  computing net loss
  per share amounts             11,481        11,405        11,455       ll,389


              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                      Consolidated Summary Balance Sheets
                            (In thousands/unaudited)


                                              September 30,        December 31,
                                                  1998                1997
Cash, cash equivalents
  and investments                                $ 4,110              6,925
Restricted cash                                    4,688                460
Total current assets                              15,748             18,510
Property, equipment
  and leasehold
  improvements, net                               16,316             15,127

Total assets                                     $38,265             35,240

Current liabilities,
  excluding debt                                  15,802             12,295
Short-term debt                                    8,540              3,436
Long-term debt                                     5,929              6,561
Other liabilities                                  2,383              2,279
Total Stockholders,
  equity                                           5,611             10,669
Total liabilities and
  stockholders, equity                           $38,265             35,240

      The Consolidated Summary Statements of operations and Consolidated Summary Balance Sheets should be read in conjunction with the disclosures contained in Chrysalis' 1997 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the three months ended September 30, 1998.